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As filed with the Securities and Exchange Commission on May 30, 2012

File No. 001-35492

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

A & B II, Inc.
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	454849780 (I.R.S. Employer Identification No.)
822 Bishop Street, Honolulu, HI (Address of principal executive offices)	96813 (Zip Code)

Registrant's telephone number, including area code:
 (808) 525-6611

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, without par value	New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:
 None

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 A & B II, Inc.
Cross-Reference Sheet Between Information Statement and Items of Form 10

        The information required by the following Form 10 registration statement items is contained in the information statement sections that are identified below, each of which is incorporated herein by reference.

Item 1.    Business.

        The information required by this item is contained under the sections "Summary," "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," "The Separation," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Certain Relationships and Related Party Transactions" and "Where You Can Find More Information."

Item 1A.    Risk Factors.

        The information required by this item is contained under the sections "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Item 2.    Financial Information.

        The information required by this item is contained under the sections "Selected Financial Data," "Unaudited Pro Forma Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Item 3.    Properties.

        The information required by this item is contained under the section "Business—Business Segments."

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

        The information required by this item is contained under the sections "Security Ownership of Management, Directors and Principal Shareholders."

Item 5.    Directors and Executive Officers.

        The information required by this item is contained under the section "Management."

Item 6.    Executive Compensation.

        The information required by this item is contained under the sections "Management" and "Executive Compensation."

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

        The information required by this item is contained under the sections "Certain Relationships and Related Party Transactions" and "Management."

Item 8.    Legal Proceedings.

        The information required by this item is contained under the section "Business—Other Information—Legal Proceedings."

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

        The information required by this item is contained under the sections "Summary," "The Separation," "Executive Compensation" and "Description of Capital Stock."

Item 10.    Recent Sales of Unregistered Securities.

        Not applicable.

Item 11.    Description of Registrant's Securities to Be Registered.

        The information required by this item is contained under the sections "The Separation" and "Description of Capital Stock."

Item 12.    Indemnification of Directors and Officers.

        The information required by this item is contained under the section "Description of Capital Stock—Indemnification of Directors and Officers."

Item 13.    Financial Statements and Supplementary Data.

        The information required by this item is contained under the sections "Unaudited Pro Forma Combined Financial Statements" and "Index to Financial Statements."

Item 14.    Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

        Not applicable.

Item 15.    Financial Statements and Exhibits.

(a)
Financial Statements

        The information required by this item is contained under the sections "Unaudited Pro Forma Combined Financial Statements" and "Index to Financial Statements."

(b)
Exhibits

Exhibit No.		Exhibit Description
2.1	*	Form of Separation and Distribution Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
3.1	*	Form of Amended and Restated Articles of Incorporation of the Registrant
3.2	*	Form of Amended and Restated Bylaws of the Registrant
10.1	*	Form of Transition Services Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
10.2	*	Form of Employee Matters Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
10.3	*	Form of Tax Sharing Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
10.4	**	Contract for the Delivery and Sale of Raw Sugar, dated October 7, 2009, by and between Hawaiian Sugar & Transportation Cooperative and C&H Sugar Company, Inc.

Exhibit No.		Exhibit Description
10.5	**	Amendment to Contract for the Delivery and Sale of Raw Sugar, dated December 6, 2011, by and between Hawaiian Sugar & Transportation Cooperative and C&H Sugar Company, Inc.
10.6	**
Amended and Restated Operating Agreement of Kukui'ula Development Company (Hawaii), LLC, dated May 1, 2009, by and between KDC, LLC, a Hawaii limited liability company, and DMB Kukui'ula LLC, an Arizona limited liability company
10.7	**
First Amendment to the Amended and Restated Operating Agreement of Kukui'ula Development Company (Hawaii), LLC, dated September 28, 2010, by and between KDC, LLC, a Hawaii limited liability company, and DMB Kukui'ula LLC, an Arizona limited liability company
10.8	**
Second Amendment to the Amended and Restated Operating Agreement of Kukui'ula Development Company (Hawaii), LLC, dated July 20, 2011, by and between KDC, LLC, a Hawaii limited liability company, and DMB Kukui'ula LLC, an Arizona limited liability company
10.9
Promissory Note, dated September 18, 2003, by Deer Valley Financial Center, LLC, Huntington Company, L.L.C., Geneva Company, L.L.C., and Metzger Deer Valley, LLC in favor of PNC Bank, National Association (incorporated by reference to Exhibit 10.a.(xxxvi) to Alexander & Baldwin, Inc.'s Form 10-Q for the quarter ended June 30, 2005 (File No. 000-00565)).
10.10
Consent and Assumption Agreement With Release and Modification of Loan Documents, dated June 6, 2005, among Deer Valley Financial Center, LLC, Huntington Company, L.L.C., Geneva Company, L.L.C., Metzger Deer Valley, LLC, R. Craig Hannay, A&B Deer Valley LLC, ABP Deer Valley LLC, WDCI Deer Valley LLC, Alexander & Baldwin, Inc., and Midland Loan Services, Inc. (incorporated by reference to Exhibit 10.a. (xxxvii) to Alexander & Baldwin, Inc.'s Form 10-Q for the quarter ended June 30, 2005 (File No. 000-00565)).
10.11
Borrower's Certificate, dated June 6, 2005, by A&B Deer Valley LLC, ABP Deer Valley LLC, and WDCI Deer Valley LLC in favor of Wells Fargo Bank N.A. (incorporated by reference to Exhibit 10.a.(xxxviii) to Alexander & Baldwin, Inc.'s Form 10-Q for the quarter ended June 30, 2005 (File No. 000-00565)).
10.12
General Contract of Indemnity, among Alexander & Baldwin, Inc., Kukui'ula Development Company (Hawaii), LLC, DMB Kukui'ula LLC, and DMB Communities LLC, in favor of Travelers Casualty and Surety Company of America, dated June 13, 2006 (incorporated by reference to Exhibit 10.1 to Alexander & Baldwin, Inc.'s Form 8-K dated June 14, 2006 (File No. 000-00565)).
10.13
Mutual Indemnification Agreement, among Kukui'ula Development Company (Hawaii), LLC, DMB Kukui'ula LLC, DMB Communities LLC, and Alexander & Baldwin, Inc., dated June 14, 2006 (incorporated by reference to Exhibit 10.2 to Alexander & Baldwin, Inc.'s Form 8-K dated June 14, 2006 (File No. 000-00565)).
10.14
General Agreement of Indemnity, among Alexander & Baldwin, Inc., Kukui'ula Development Company (Hawaii), LLC, and DMB Communities LLC, in favor of Safeco Insurance Company of America, dated August 30, 2006 and entered into September 5, 2006 (incorporated by reference to Exhibit 10.1 to Alexander & Baldwin, Inc.'s Form 8-K dated September 5, 2006 (File No. 000-00565)).
10.15
Mutual Indemnification Agreement, among Kukui'ula Development Company (Hawaii), LLC, DMB Kukui'ula LLC, DMB Communities LLC, and Alexander & Baldwin, Inc., dated August 30, 2006 and entered into September 5, 2006 (incorporated by reference to Exhibit 10.2 to Alexander & Baldwin, Inc.'s Form 8-K dated September 5, 2006 (File No. 000-00565)).

Exhibit No.		Exhibit Description
10.16		Letter Agreement, dated October 22, 2009, between Alexander & Baldwin, Inc. and W. Allen Doane (Exhibit 10.b.1.(lxxii) to Alexander & Baldwin, Inc.'s Form 10-K for the year ended December 31, 2009).
21.1	*	List of subsidiaries of A & B II, Inc.
99.1	**	Preliminary Information Statement of A & B II, Inc., subject to completion, dated May 21, 2012

*
Filed herewith.

**
Previously filed.

 SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

A & B II, INC.
	By:	/s/ STANLEY M. KURIYAMA
		Name:	Stanley M. Kuriyama
		Title:	Chairman of the Board and Chief Executive Officer
Dated: May 30, 2012

 EXHIBIT INDEX

Exhibit No.		Exhibit Description
2.1	*	Form of Separation and Distribution Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
3.1	*	Form of Amended and Restated Articles of Incorporation of the Registrant
3.2	*	Form of Amended and Restated Bylaws of the Registrant
10.1	*	Form of Transition Services Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
10.2	*	Form of Employee Matters Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
10.3	*	Form of Tax Sharing Agreement by and between Alexander & Baldwin Holdings, Inc. and A & B II, Inc.
10.4	**	Contract for the Delivery and Sale of Raw Sugar, dated October 7, 2009, by and between Hawaiian Sugar & Transportation Cooperative and C&H Sugar Company, Inc.
10.5	**	Amendment to Contract for the Delivery and Sale of Raw Sugar, dated December 6, 2011, by and between Hawaiian Sugar & Transportation Cooperative and C&H Sugar Company, Inc.
10.6	**
Amended and Restated Operating Agreement of Kukui'ula Development Company (Hawaii), LLC, dated May 1, 2009, by and between KDC, LLC, a Hawaii limited liability company, and DMB Kukui'ula LLC, an Arizona limited liability company
10.7	**
First Amendment to the Amended and Restated Operating Agreement of Kukui'ula Development Company (Hawaii), LLC, dated September 28, 2010, by and between KDC, LLC, a Hawaii limited liability company, and DMB Kukui'ula LLC, an Arizona limited liability company
10.8	**
Second Amendment to the Amended and Restated Operating Agreement of Kukui'ula Development Company (Hawaii), LLC, dated July 20, 2011, by and between KDC, LLC, a Hawaii limited liability company, and DMB Kukui'ula LLC, an Arizona limited liability company
10.9
Promissory Note, dated September 18, 2003, by Deer Valley Financial Center, LLC, Huntington Company, L.L.C., Geneva Company, L.L.C., and Metzger Deer Valley, LLC in favor of PNC Bank, National Association (incorporated by reference to Exhibit 10.a.(xxxvi) to Alexander & Baldwin, Inc.'s Form 10-Q for the quarter ended June 30, 2005 (File No. 000-00565)).
10.10
Consent and Assumption Agreement With Release and Modification of Loan Documents, dated June 6, 2005, among Deer Valley Financial Center, LLC, Huntington Company, L.L.C., Geneva Company, L.L.C., Metzger Deer Valley, LLC, R. Craig Hannay, A&B Deer Valley LLC, ABP Deer Valley LLC, WDCI Deer Valley LLC, Alexander & Baldwin, Inc., and Midland Loan Services, Inc. (incorporated by reference to Exhibit 10.a. (xxxvii) to Alexander & Baldwin, Inc.'s Form 10-Q for the quarter ended June 30, 2005 (File No. 000-00565)).

Exhibit No.		Exhibit Description
10.11		Borrower's Certificate, dated June 6, 2005, by A&B Deer Valley LLC, ABP Deer Valley LLC, and WDCI Deer Valley LLC in favor of Wells Fargo Bank N.A. (incorporated by reference to Exhibit 10.a. (xxxviii) to Alexander & Baldwin, Inc.'s Form 10-Q for the quarter ended June 30, 2005 (File No. 000-00565)).
10.12
General Contract of Indemnity, among Alexander & Baldwin, Inc., Kukui'ula Development Company (Hawaii), LLC, DMB Kukui'ula LLC, and DMB Communities LLC, in favor of Travelers Casualty and Surety Company of America, dated June 13, 2006 (incorporated by reference to Exhibit 10.1 to Alexander & Baldwin, Inc.'s Form 8-K dated June 14, 2006 (File No. 000-00565)).
10.13
Mutual Indemnification Agreement, among Kukui'ula Development Company (Hawaii), LLC, DMB Kukui'ula LLC, DMB Communities LLC, and Alexander & Baldwin, Inc., dated June 14, 2006 (incorporated by reference to Exhibit 10.2 to Alexander & Baldwin, Inc.'s Form 8-K dated June 14, 2006 (File No. 000-00565)).
10.14
General Agreement of Indemnity, among Alexander & Baldwin, Inc., Kukui'ula Development Company (Hawaii), LLC, and DMB Communities LLC, in favor of Safeco Insurance Company of America, dated August 30, 2006 and entered into September 5, 2006 (incorporated by reference to Exhibit 10.1 to Alexander & Baldwin, Inc.'s Form 8-K dated September 5, 2006 (File No. 000-00565)).
10.15
Mutual Indemnification Agreement, among Kukui'ula Development Company (Hawaii), LLC, DMB Kukui'ula LLC, DMB Communities LLC, and Alexander & Baldwin, Inc., dated August 30, 2006 and entered into September 5, 2006 (incorporated by reference to Exhibit 10.2 to Alexander & Baldwin, Inc.'s Form 8-K dated September 5, 2006 (File No. 000-00565)).
10.16		Letter Agreement, dated October 22, 2009, between Alexander & Baldwin, Inc. and W. Allen Doane (Exhibit 10.b.1.(lxxii) to Alexander & Baldwin, Inc.'s Form 10-K for the year ended December 31, 2009).
21.1	*	List of subsidiaries of A & B II, Inc.
99.1	**	Preliminary Information Statement of A & B II, Inc., subject to completion, dated May 21, 2012

*
Filed herewith.

**
Previously filed.

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A & B II, Inc. Cross-Reference Sheet Between Information Statement and Items of Form 10
  Item 1. Business.
  Item 1A. Risk Factors.
  Item 2. Financial Information.
  Item 3. Properties.
  Item 4. Security Ownership of Certain Beneficial Owners and Management.
  Item 5. Directors and Executive Officers.
  Item 6. Executive Compensation.
  Item 7. Certain Relationships and Related Transactions, and Director Independence.
  Item 8. Legal Proceedings.
  Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.
  Item 10. Recent Sales of Unregistered Securities.
  Item 11. Description of Registrant's Securities to Be Registered.
  Item 12. Indemnification of Directors and Officers.
  Item 13. Financial Statements and Supplementary Data.
  Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.
  Item 15. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX